EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Report on Form 8-K of our report dated July 20, 1999, except as to Note 14, which is as of July 27, 1999, relating to the financial statements of E-TEK Dynamics, Inc. as of June 30, 1998 and 1999 and for each of the three years in the period ended June 30, 1999, which report appears in this Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California
January 17, 2000